U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hunt, Patrick R.
   953 Romona Road
   Wilmette, IL USA 60091
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT, Inc. GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President & COO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common stock               |6/4/98|M   | |25000             |A  |16.31      |125000             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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1997 July Stock Option|16.31   |6/4/9|M   | |           |250| [1] |8/25/|Common stock|       |16.31  |25000       |D  |            |
(right to buy)        |        |8    |    | |           |00 |     |07   |            |       |       |            |   |            |
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1997 December Stock   |        |     |    | |           |   |     |     |Common stock|       |       |23000       |D  |            |
Option (right to buy) |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. 150,000 options were granted August 25, 1997. The options have a ten year term. 75,000 options vested and were exercisable September 11, 1997 and 75,000 of such options vest and are exercisable on February 25, 1999.

/s/ Patrick R. Hunt
SIGNATURE OR REPORTING PERSON
Patrick R. Hunt
DATE